EXHIBIT 21.1

LIST OF SUBSIDIARIES AND INVESTMENTS OF ROFIN-SINAR TECHNOLOGIES INC.

Rofin-Sinar, Inc.
PRC Laser Corporation
PRC Laser Europe N.V.
Lee Laser, Inc.
Rofin-Sinar Technologies Europe S.L.
Rofin-Sinar Laser GmbH
Rofin-Baasel Japan Corp.
Rasant-Alcotec Beschichtungstechnik GmbH
CBL Verwaltungsgesellschaft mbH
Carl Baasel Lasertechnik GmbH & Co. KG
Rofin-Baasel, Inc.
Wegmann-Baasel Laser und elektrooptische Geraete GmbH
Optoskand AB
PMB Elektronik GmbH
Rofin-Baasel Italiana S.r.l.
Rofin-Baasel France S.A.
Rofin-Sinar UK Ltd.
Rofin-Baasel UK Ltd.
Rofin-Baasel Benelux B.V.
Rofin-Baasel Singapore PTE Ltd.
Rofin-Baasel Espana S.L.
DILAS Diodenlaser GmbH
Rofin-Baasel Taiwan Ltd.
Rofin-Baasel Korea Co., Ltd.
Rofin-Baasel China Co., Ltd.
Rofin-Baasel Canada Ltd.
DILAS Diodelaser Inc.
H2B Photonics GmbH